FOR IMMEDIATE RELEASE

NATUROL FILES MAJOR NEW PATENT THAT SIGNIFICANTLY INCREASES PR OTEIN AND OIL RECOVERY FROM OILSEEDS
Technology could give significant profit boost to producers of Soy Bean, Canola and other major oil seed crops.

June 5TH , 2002, Las Vegas, Nevada - Coronado Explorations Ltd. (The Company) (OTC:BB-COOX) announced today that Naturol U.K. Limited has filed a patent to protect its new technology for separating oils from oil seeds, particularly soybean, canola, sunflower, and cottonseeds. Naturol Inc. (www.Naturol.net) is a wholly owned subsidiary of Coronado, and has been granted the exclusive North American license by Naturol U.K. Limited to develop and commercialise all the Naturol technologies.

"This technology has the capability of increasing the current value of Canola meal by up to $40 a ton" stated Paul McClory, President & CEO. Based on a report by the Saskatchewan Canola Development Commission, every 2% increase in protein over 34%, the typical Canola meal protein content, is worth at least $16 per ton. According to Agriculture Canada, global Canola meal production is in excess of 21 million tons per annum. World protein consumption for 2001 - 2002 is forecast at approximately 182 million tons with soy meal production comprising 114 million tons.

An important aspect of this new solvent based technology is its ability to produce new and unique compositions of oils and protein isolates. The production economics of the technology are superior to conventional, hexane based, oilseed processing plants. Naturol oilseed processing systems will be safer, easier to use and, unlike hexane, will be emission free.

The new technology removes virtually all oils and fats from oil seeds. Because the extraction process is conducted at around room temperature, a superior oil and meal is produced. Heat degradation of the oils and protein, which occurs with hexane, a solvent with a much higher boiling point, has been virtually eliminated. In trials with Canola seed it has been shown that, using the process described in the Naturol patent application, the soluble protein yield is almost doubled over that of hexane extracted Canola meal and that the yield of high molecular weight protein is significantly enhanced. These factors will lead to a commercial protein isolate of superior quality and functionality at a lower cost, for use in food and nutraceutical products.

The oil free meal that remains after extraction of the solvent-soluble components provides a unique, and valuable, functional and nutritional protein isolate. This isolate has a significantly increased ratio of high molecular weight to low molecular weight protein, while at the same time having a substantially greater percentage of absorbable protein.

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As such it produces a more economical, higher value protein and nutritional ingredient for food applications as well as an improved nutritional supplement for non-food uses.

Management believes that the company's new technology will lead to a significant improvement in the yields and quality of soy protein isolate, as has already been demonstrated in canola.

In addition, the Naturol technology should eliminate the loss of a number of valuable components which naturally occur in soybean, such as antioxidants and Vitamin E. These are now significantly reduced during removal of the residual hexane ( a gasoline like solvent) from conventionally extracted soy meal.

"When compared with protein recovered from oil seeds by currently available processes, the protein isolate produced by the Naturol technology is so significantly different in molecular weight distribution and available (soluble) protein, it is believed that worldwide patent protection will be
obtained covering these new compositions. "   stated Dr. Michael J. Ram, a
Naturol Inc. board member and patent counsel.

The filing of patents covering unique new food additive compositions and extracts by Naturol is an important step in expanding the Naturol patent portfolio and establishing a proprietary presence in the commercial marketplace for the company's technology. Because composition patents cover unique properties or combinations of food additives or extracts rather than the way the additives are produced, Naturol Inc. will be able to provide to its licensees and joint venture partners exclusive rights to unique new nutritional supplements, thus providing them with a distinct market advantage over their competition.

Naturol Inc is dedicated to becoming a global leader in the commercialization of technology for the production of low cost, high quality extracts from natural materials. Naturol's proprietary technologies offer a more benign and cost effective alternative to current extraction technologies for the production of quality extracts for use in the $2.4 billion dollar U.S. market for plant based pharmaceuticals, nutraceuticals, food additives, flavors and fragrances.

Forward Looking Statements. The statements in this press release, are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the integration of acquired businesses, costs, delays, and any other difficulties, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereo or to reflect the occurrence of unanticipated events.

CONTACT:
Naturol Inc.
Brad Grieco or Isaac Moss
Tel: 702 450 1600
Fax: 702 450 5790